Adobe
Adobe Systems Incorporated
345 Park Avenue
San Jose, CA 95110-2704
800.447.3577

Stocking Addendum to Adobe Authorized Academic Off-Campus Reseller Agreement

This Stocking Addendum to the Adobe Authorized Academic Off-Campus Reseller Agreement (this "Stocking Addendum"), is entered into this 5/23/07 (the "Effective Date"), is between ADOBE SYSTEMS INCORPORATED, a Delaware corporation having a place of business at 345 Park Avenue, San Jose, CA 95110-2704 ("Adobe"), and CAMPUSTECH INC., a VA corporation having a place of business at 803 SYCOLIN RD STE 204 LEESBURG, VIRGINIA 20175 US, Phone: 800 543 8188 ("Reseller").

A. Adobe and Reseller are parties to an Adobe Authorized Academic Off-Campus Reseller Agreement (the "Agreement"); and

B. The parties wish to supplement the Agreement in order to allow Reseller to stock inventory of those certain Educational Software Products described in Section 1(g) of the Agreement under the terms and conditions described herein.

NOW, THEREFORE, the parties agree as follows:

1. **Amendment of Agreement.** This Stocking Addendum hereby amends and modifies the Agreement to incorporate the additional terms and conditions set forth in this Stocking Addendum. Except as expressly provided in this Stocking Addendum, the terms and conditions of the Agreement will remain unchanged and in full force and effect.

2. **Definitions.** All capitalized terms not otherwise defined in this Stocking Addendum shall have the meanings assigned to such terms in the Agreement. In addition, the following terms shall have the following meanings when and as used in this Stocking Addendum:

(a) "Locations" mean those Reseller locations within the Territory that are associated with the reseller authorization number, and at which Reseller is permitted to stock inventory of those Educational Software Products described in Section 1(g) of the Agreement.

(b) "Reports" mean point of sale reports provided by Reseller to Adobe via either electronic data interchange (EDI) or via email to edreports@adobe.com and setting forth, at a minimum: (i) by Educational Software Products title(s), (ii) the quantities of those Educational Software Products permitted to be held in inventory by Reseller, and (iii) complete and accurate information relating to sales of Educational Software Products, the quantities of Educational Software Products Sold by Reseller by each title for such report period, the identities of all Educational End Users, including the items in Schedule 1, and any other data or information requested by Adobe.

All references in this Stocking Addendum to the "sale" of, or "selling" Educational Software Product will mean the granting of a non-exclusive license to use such Educational Software Product and all references to the "purchase" of Educational Software Product will mean the obtaining of a nonexclusive license to use such Educational Software Product. Reseller shall not at any stage have title to the physical property or the intellectual property in the Educational Software Products.

3. **Reseller Rights and Restrictions.** In addition to the direct delivery purchase option specified in Section 3(a) of the Agreement, Reseller shall have the right to place orders for Educational Software Products from an Authorized Distributor for delivery to Reseller's Locations so long as Reseller remains in compliance with the following conditions:

(a) Reseller does not permit the distribution of the Educational Software Products outside the Territory;

(b) Reseller distributes the Educational Software Products only pursuant to the terms and conditions of the then current applicable Educational Software Product End User License Agreement ("End User License Agreement");

(c) Reseller requires each Educational End User to provide Appropriate Identification prior to Purchase;

(d) Reseller distributes the Educational Software Products only to those Educational End Users who have provided Reseller with Appropriate Identification;

(e) Reseller limits orders by Individuals to one (1) copy of each Educational Software Product per year;

(f) Reseller provides adequate service and support in connection with the distribution of Educational Software Products; and

(g) Reseller keeps copies of proof of Appropriate Identification records for at least two (2) years from the date of receipt.

4. Reseller Obligations.

(a) Reports. Reseller shall provide the Reports to Adobe on a monthly basis, within 15 calendar days of the end of each month or as frequently as required by Adobe. Reseller warrants that Reseller has the ability to track the information required by and generate in electronic data interchange format, such Reports. Adobe shall have no obligation to request or remind Reseller to prepare or provide such Reports.

(b) Inventory Control. Reseller shall, at all times during the term of this Stocking Addendum, comply with the appropriate inventory security procedures, including but not limited to: (i) physically segregating the inventory of Educational Software Products held at each Location so as not to commingle or mix such inventory of Educational Software Products with non-Educational Software Products; (ii) maintaining a secure area for the storage of Educational Software Products and related sensitive Adobe materials: (iii) prohibiting access to inventory of Educational Software Products by unauthorized persons; (iv) conducting physical counts of the Educational Software Products on hand, with obligations to identify and reconcile any discrepancies noted on a timely basis and report any unresolved discrepancies to Adobe; and (v) maintaining clear and accurate records of all transactions in connection with Reseller's inventory of Educational Software Products.

(c) Inventory Incident Reporting. Within 48 hours of discovery, Reseller shall report any incidents of burglary, theft, loss, damage, destruction, missing, or other shrinkage of inventory of Educational Software Products (or components thereof) at any Location to Adobe, its Authorized Distributor, and, if so requested by Adobe, the proper legal authorities. In addition, Reseller shall: (i) cooperate at all times with any subsequent investigation or documentation of such incident; (ii) investigate the reasons therefore; and (iii) promptly take the necessary steps to prevent such situation from arising again or recurring.

(d) Inventory Accountability. All inventory of Educational Software Products that is not sold, shall be disposed of solely by an Authorized Distributor or other party authorized by Adobe. Reseller shall keep accurate records of the disposition of such Educational Software Products and related material for a period of not less than two (2) years following such disposition. Under no circumstances shall Reseller itself dispose of Educational Software Products or allow such products or any components thereof to be disposed of in any trash receptacle, dumpster, or other public location.

(e) EDI. Reseller is solely responsible for instituting and maintaining the ability to engage in electronic data interchange reporting sufficient to interact with Adobe to provide the Reports, the specifications for which may be found on Adobe's web site.

5. Additional Terms.

(a) Audit Right. Upon request, Adobe and/or its agent shall be permitted to conduct an inspection and physical inventory of the Educational Software Products at each Location to ensure compliance with the terms and conditions of this Stocking Addendum and the Agreement. If Reseller is not in compliance with any of these terms, Reseller shall indemnify and hold Adobe harmless from any liability, claim, cause of action, loss, cost, or expense resulting therefrom. In addition, Adobe shall have the right to terminate this Stocking Addendum and the Agreement immediately effective upon notice to Reseller.

(b) Restocking. Reseller shall follow the Authorized Distributor's return policy and restocking procedure, if any, before returning unused Educational Software Products obtained from an Authorized Distributor to such Authorized Distributor. All amounts due to Reseller by an Authorized Distributor shall be determined solely between Reseller and such

Authorized Distributor. Adobe shall have no liability for any such amounts.

(c) Injunctive Relief. The parties acknowledge that any breach of Reseller's obligations relating to inventory of the Educational Software Products in Section 4 of this Stocking Addendum ("Reseller Obligations") will cause irreparable and continuing damage to Adobe for which there is no adequate remedy at law. In the event of such breach, Adobe will be entitled to seek injunctive relief, and such other and further relief as may be proper (including monetary damages if appropriate). Nothing contained herein shall limit Adobe's ability to recover damages in the event of such breach.

6. Termination of Stocking Addendum. The parties agree that this Stocking Addendum may be terminated in accordance with the terms set forth in the Agreement, provided that termination of this Stocking Addendum shall not affect the term of the Agreement, unless otherwise terminated. Notwithstanding the foregoing, if the Agreement terminates for any reason, this Stocking Addendum shall automatically terminate without further action or liability of Adobe.

7. General.

(a) Counterparts. This Stocking Addendum may be executed in counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one instrument.

(b) Incorporation by Reference. Except as expressly set forth in this Stocking Addendum, all other terms and conditions of the Agreement shall remain in full force and effect are hereby incorporated by reference, as and if applicable.

(c) Governing Law. This Stocking Addendum shall be governed in all respects by the laws of California, without regard to its conflicts of laws provisions. Adobe and Reseller agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from the application of this Stocking Addendum.

IN WITNESS WHEREOF, the parties have executed this Stocking Addendum as of the Effective Date.

RESELLER: CAMPUSTECH INC.	ADOBE SYSTEMS INCORPORATED:
By: Susan Hagan	By: Peggy Snyder
Printed Name: Susan Hagen	Printed Name: Peggy Snyder
Title: VP, Marketing + Sales	Title: NA Sales Director Education and Inside Sales
Date: 5-3-07	Date: 5/8/07

Reseller Authorization Number:

25221-D

[Note: the Reseller Authorization Number is to be issued by Adobe following the execution of this Agreement]